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                                                                    EXHIBIT 4.11


Certificate Number                               Number of Preferred Securities
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      TP-1                                         1,265,000
                                                 CUSIP
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                  Certificate Evidencing Preferred Securities
                                       of
                         Matrix Bancorp Capital Trust I

                  _____% Cumulative Trust Preferred Securities
                (liquidation amount $25 per Preferred Security)

    This Preferred Security Certificate is a Global Preferred Security Certificate within the meaning of the Trust Agreement hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary.
This Preferred Security Certificate is exchangeable for Preferred Security Certificates registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Trust Agreement and may not be transferred except as a whole by the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary, except in the limited circumstances described in the Trust Agreement.

    Unless this Preferred Security Certificate is presented by an authorized representative of The Depository Trust Company, a New York Corporation ("DTC") to Matrix Bancorp Capital Trust I or its agent for registration of transfer, exchange or payment, and any Preferred Security Certificate issued is registered in the name of such nominee as is requested by an authorized representative of DTC (and any payment is made to such entity as is required by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO A PERSON IS WRONGFUL inasmuch as the registered owner hereof, has an interest herein.

    Matrix Bancorp Capital Trust I, a statutory business trust created under the laws of the State of Delaware (the "Trust"), hereby certifies that Cede & Co. (the "Holder") is the registered owner of One Million Two Hundred and Sixty-Five Thousand (1,265,000) preferred securities of the Trust representing undivided beneficial interests in the assets of the Trust and designated the ____% Cumulative Trust Preferred Securities (liquidation amount $25 per Preferred Security) (the "Preferred Securities"). The Preferred Securities are transferable on the books and records of the Trust, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer as provided in Section 505 of the Trust Agreement. The designations, rights, privileges, restrictions, preferences, and other terms and provisions of the Preferred Securities are set forth in, and this certificate and the Preferred Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Trust Agreement of the Trust dated as of __________, as the same may be amended from time to time (the "Trust Agreement"), including the designation of the terms of Preferred Securities as set forth therein. The Holder is entitled to the benefits of the Preferred Securities Guarantee Agreement entered into by Matrix Bancorp, Inc., a Colorado corporation, and State Street Bank and Trust Company, as guarantee trustee, dated as of ________, 1999 (the "Guarantee"), to the extent provided therein. The Trust shall furnish a copy of the Trust Agreement and the Guarantee to the Holder without charge upon written request to the Trust at its principal place of business or registered office.

  Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.
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    IN WITNESS WHEREOF, one of the Administrative Trustees of the Trust has
executed this certificate this  ____ day of ___________, 1999.


                              MATRIX BANCORP CAPITAL TRUST I


                              By: ____________________________________
                                  Name:
                                  Title:
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                         Certificate of Authentication

  This is one of the ______% Cumulative Trust Preferred Securities described in the within-mentioned Amended and Restated Trust Agreement.

Dated: _______________

STATE STREET BANK AND TRUST COMPANY,
  as Securities Registrar

By_______________________________
  Authorized Signatory